UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2010

CALIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California	94954
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 766-3000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On July 20, 2010, the Compensation Committee of Calix, Inc. (the “Company”) adopted the Calix, Inc. Change in Control and Severance Plan (the “Severance Plan”) for the benefit of employees of the Company who hold the title of Chief Executive Officer, Executive Vice President or Senior Vice President (each a “Senior Executive,” and collectively, the “Senior Executives”). Each Senior Executive will participate in the Severance Plan, and the Severance Plan will replace all existing employment agreements between the Company and certain Senior Executives that have to do with severance or change in control. The Company will provide tiered cash payments and constructive termination provisions as consideration to replace such existing agreements. The goal is to create an equitable and consistent program for the Company’s Senior Executives that is commensurate with their level of employment, and to protect the Company’s stockholders and other stakeholders by mitigating agency conflicts that may arise in any future transaction potentially involving a “change in control” (as defined in the Severance Plan).

Pursuant to the Severance Plan, if the Company terminates a Senior Executive’s employment other than for “cause” (as defined in the Severance Plan) or the Senior Executive terminates his or her employment for “good reason” (as defined in the Severance Plan) outside of the Change in Control Period (as defined below), the Senior Executive may be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 12 months base salary (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months base salary (in the case of Senior Vice Presidents);

•

a bonus payment equal to 12 months of the Senior Executive’s target bonus opportunity (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months of the Senior Executive’s target bonus opportunity (in the case of Senior Vice Presidents);

•

12 months accelerated vesting of unvested equity awards (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months accelerated vesting of unvested equity awards (in the case of Senior Vice Presidents); and

•

continuation of health coverage (medical, dental and vision) for 12 months (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months (in the case of Senior Vice Presidents).

In lieu of the benefits described above, if the Company terminates a Senior Executive’s employment other than for “cause” or the Senior Executive terminates his or her employment for “good reason,” and such termination occurs within 60 days prior to or 12 months following a change in control (the “Change in Control Period”), the Senior Executive may be entitled to receive the following:

•	a severance payment equal to 12 months base salary (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months base salary (in the case of Senior Vice Presidents);

•

a bonus payment equal to the pro rata value of the actual bonus the Senior Executive would receive as of the date of his or her termination, to be paid when all other bonus awards for Senior Executives are determined (the “Pro Rata Bonus”);

•

an additional bonus payment equal to 12 months of the Senior Executive’s target bonus opportunity (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months of the Senior Executive’s target bonus opportunity (in the case of Senior Vice Presidents);

•	one hundred percent accelerated vesting of unvested equity awards; and

•

continuation of health coverage (medical, dental and vision) for 12 months (in the case of the Chief Executive Officer and Executive Vice Presidents) or 6 months (in the case of Senior Vice Presidents).

All payments under the Severance Plan are designed to be paid in lump sum within a reasonable time following the Senior Executive’s termination (with the exception of the Pro Rata Bonus, as described above). Among other conditions, the Senior Executive must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan. The Severance Plan will not serve to amend or modify any more favorable change in control provisions of previously granted equity awards.

Notwithstanding the foregoing, pursuant to the Severance Plan, all payments made in connection with a change in control will be structured such that the Senior Executive will receive, on an after-tax basis, the greater of (i) the full payments prescribed by the Severance Plan or (ii) payments at an amount just below the amount that would trigger an excise tax under Section 4999 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2010	CALIX, INC.

	By:	/s/ Kelyn Brannon
Kelyn Brannon
Chief Financial Officer